Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS RECORD SALES AND EARNINGS
FOR FIRST QUARTER ENDED NOVEMBER 29, 2003

MATTHEWS, NC, December 18, 2003 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,117 stores in 43 states, reported the highest first quarter sales and earnings in the Company’s history.  For the first quarter ended November 29, 2003, sales were $1,244.7 million, or 12.3% above sales of $1,108.6 million for the first quarter ended November 30, 2002.  Net income was $64.5 million, or 12.2% above net income of $57.5 million for the first quarter of the prior fiscal year, and net income per diluted share increased to $.37 from $.33.

The sales gains are attributable to increased sales in existing stores and to sales recorded in new stores opened in the Company’s store expansion program. Sales in existing stores in the first quarter ended November 29, 2003, versus the comparable period ended November 30, 2002, increased approximately 2.6%, including increases of approximately 3.0% in hardlines and 1.1% in softlines.  Hardlines represented about 77% of sales and softlines about 23% of sales in the first quarter both this fiscal year and last fiscal year.  The customer count, as measured by the number of register transactions in existing stores, increased approximately 2.3%, and the average transaction increased approximately 0.2% to $8.72.

Sales in existing stores in the first quarter ended November 29, 2003, increased approximately 5.3% in the September reporting period, 1.6% in the October reporting period and 0.7% in the November reporting period.  Sales of apparel were favorably impacted by cooler weather this September compared to last September, and adversely impacted by warmer weather this October and November compared to last October and November.  Sales of consumables in the first quarter

Continued...

ended November 29, 2003, continued to perform well; however, sales of seasonal merchandise were below the Company’s plan, particularly in the November Thanksgiving holiday period, and adversely impacted overall hardlines sales.  As some retailers have become more promotional during this period, the Company has followed its everyday low price policy and has had no special Thanksgiving related advertising or promotional events in its stores.

During the first quarter ended November 29, 2003, 101 new stores were opened and 26 stores were closed, compared to the opening of 91 stores and closing of 29 stores during the first quarter ended November 30, 2002.  As previously announced, the Company plans to open approximately 565 stores and close approximately 60 stores during the fiscal year ending August 28, 2004.

With the 12.2% increase in net income in the first quarter ended November 29, 2003, the Company has now reported 31 consecutive quarters of earnings increases on a comparable quarter basis.  The gross profit margin as a percent to sales increased from 34.4% in the first quarter last year to 34.7% in the first quarter this year primarily due to improved initial margins on merchandise through better sourcing of goods and the continued favorable impact of supply chain initiatives.  Expenses as a percent to sales increased from 26.2% in the first quarter last year to 26.5% in the first quarter this year.  Sales that were below the Company’s plan and continued increases in workers’ compensation costs contributed to the deleveraging of expenses.  A change in the treatment of certain vendor allowances in conformity with a recent accounting pronouncement also contributed to the increase in the first quarter this year in both the gross profit margin as a percent to sales and expenses as a percent to sales.  The Company planned its sales of seasonal goods conservatively and at the end of the first quarter this fiscal year per store inventories were slightly below the per store inventory level at the end of the first quarter last fiscal year.

With respect to December sales, the Company previously stated that for the five week period ending January 3, 2004, the plan is for sales in existing stores to increase in the 2% to 4% range.  Sales to date have been below plan and, currently, the Company expects sales in existing stores will be in a range from 0% to 2% above sales in existing stores in the December reporting period last year.  The Company’s low to low-middle income customers traditionally buy trim-a-tree, giftware and other seasonal merchandise late in the holiday season making it difficult to estimate sales.

When consumers begin to focus again on basic consumable merchandise in January and February, as opposed to the focus on seasonal goods in November and December, the Company believes that with its everyday low pricing policy, sales will rebound to levels that generally were achieved prior to the holiday selling season.  Accordingly, the Company’s plan is for sales in existing stores in both January and February 2004 to increase in the 3% to 5% range.  Assuming sales increases in existing stores for the second quarter ending February 28, 2004, are in the 2% to 3% range, the Company’s revised plan is for net income per diluted share of Common Stock in the second quarter to increase approximately 10% to 12%.

For the second half of the fiscal year ending August 28, 2004, the Company confirmed its previous guidance that its plan is for net income per diluted share of Common Stock to increase approximately 14% to 16%.  This guidance is based on the assumption that sales in existing stores in the second half of the fiscal year will increase in the 3% to 5% range.  The Company’s original plan was for an increase in existing store sales in the 4% to 6% range.  Although sales are now planned to be lower, the Company has maintained the 14% to 16% earnings guidance, primarily because it expects the gross profit margin as a percent to sales in the second half of the fiscal year to exceed the original plan.  This margin expansion is expected primarily due to continuing improvements in initial margins on merchandise and the favorable impact of supply chain initiatives.

Family Dollar will host a conference call today, Thursday, December 18, 2003, at 10:00 A.M. ET to discuss the financial results.  If you wish to listen, please call (334) 420-2608 at least 10 minutes before the call is scheduled to begin.  A replay of the call will be available from 1:00 P.M. ET, December 18, 2003, through December 19, 2003, by calling 703-925-2474 and entering the access code 3902944. There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, December 18, 2003.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation delays or interruptions, dependence on imports, changes in currency exchange rates, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and the impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Comparable operating results (unaudited) are as follows:

(In thousands, except per share amounts)

	For the First Quarter Ended

November 29, 2003

November 30, 2002

Net Sales

$

1,244,683

$

1,108,637

Cost of Sales

813,358

727,805

Gross Margin	431,325	380,832

Selling, General and Administrative Expenses

329,826

290,315

Income Before Income Taxes	101,499	90,517

Income Taxes	37,047	33,039

Net Income	64,452	57,478

Net Income Per Common Share-Basic	$.37	$.33

Average Shares-Basic	172,353	173,077

Net Income Per Common Share-Diluted	$.37	$.33

Average Shares-Diluted	173,641	173,942

Dividends Declared Per Common Share	$.07-1/2	$.06-1/2

Consolidated Condensed Balance Sheets (unaudited)

(In thousands, except share amounts)

	November 29, 2003	November 30, 2002	August 30, 2003

ASSETS

Current assets:

Cash and cash equivalents

$

247,809

$

160,369

$

206,731

Merchandise inventories	846,958	810,524	854,370

Deferred income taxes	65,628	52,034	61,769

Prepayments and other current assets	43,038	20,755	33,622
Total current assets	$1,203,433	$1,043,682	$1,156,492

Property and equipment, net

813,399

691,073

812,123

Other assets	19,108	13,024	17,080
	$2,035,940	$1,747,779	$1,985,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:

Accounts payable and accrued liabilities

$

551,479

$

492,578

$

594,660

Income taxes payable	31,048	26,844	671

Total current liabilities

582,527

519,422

595,331

Deferred income taxes	$84,226	$68,869	$79,395

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	$18,715	$18,598	$18,691

Capital in excess of par	94,133	66,228	87,457

Retained earnings	1,367,118	1,164,315	1,315,600
	1,479,966	1,249,141	1,421,748

Less common stock held in treasury, at cost	110,779	89,653	110,779
	1,369,187	1,159,488	1,310,969
	$2,035,940	$1,747,779	$1,985,695

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